UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PRAXIS PRECISION MEDICINES, INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 26, 2022
This proxy statement supplement (this “Supplement”) to the definitive proxy statement of Praxis Precision Medicines, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 14, 2022 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Eastern Time, on Thursday, May 26, 2022, virtually via live webcast at www.virtualshareholdermeeting.com/PRAX2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 23, 2022. This Supplement should be read in conjunction with the Proxy Statement.
On May 21, 2022, the Board elected Jill DeSimone to the Board as a Class I director, effective May 23, 2022, to serve until the 2024 Annual Meeting of Stockholders or until her successor has been duly elected and qualified. The Board determined that Ms. DeSimone is independent under the listing standards of the Nasdaq Stock Market LLC.
Jill DeSimone, 66, served as President of U.S. Oncology at Merck & Co., Inc. (“Merck”) from 2014 to May 2022. During her time at Merck, Ms. DeSimone also temporarily served as Interim President of U.S. Pharma to help navigate the business through the COVID-19 pandemic. Prior to joining Merck, she served as Senior Vice President of Global Women’s Health at Teva Pharmaceutical Industries Ltd (“Teva”) from 2012 to 2014. Prior to her time at Teva, Ms. DeSimone served in several roles of increasing responsibility at Bristol Myers Squibb from 1980 to 2012, including Senior Vice President of U.S. Commercial from 2010 to 2012 and Senior Vice President of U.S. Virology/HIV from 2006 to 2010. Ms. DeSimone serves as board member for the Florida Cancer Specialists Foundation, a nonprofit organization that helps individuals with their essential living expenses while they undergo treatment for cancer. Ms. DeSimone received a B.S. in pharmacy from Northeastern University and completed a fellowship with the Wharton School of the University of Pennsylvania. The Company believes Ms. DeSimone is qualified to serve on the Board because of her leadership and extensive business experience in the pharmaceutical industry.
Ms. DeSimone will be compensated for her service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy. As a non-employee director, Ms. DeSimone is entitled to an initial stock option award and is also entitled to receive an annual cash retainer and an annual stock option award, subject to her continued service on the Board. Ms. DeSimone is not a party to any related person transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Ms. DeSimone and any other persons pursuant to which she was selected as a director. In addition, Ms. DeSimone has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.
The foregoing change to the composition of the Board does not impact the director nominees for election at the Annual Meeting and none of the agenda items presented in the Proxy Statement are affected by this Supplement. If you have already voted your shares via the internet, telephone, or by returning your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Shares already voted by proxy will remain valid and will be voted at the Annual Meeting unless revoked.